UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

THESTREET.COM, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25779	06-1515824
(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET
15TH FLOOR
 NEW YORK, NEW YORK 10005
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (212) 321-5000

      Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

   On June 30, 2008, TheStreet.com, Inc. (the “Company”) and Eric Ashman entered into a new Employment Agreement (the “Agreement”), effective as of June 30, 2008, revising and superseding his prior employment agreement with the Company dated July 5, 2006. Pursuant to the Agreement, Mr. Ashman will continue to serve as the Chief Financial Officer of the Company through June 30, 2009 (the “Term”). Thereafter, the agreement shall automatically renew for successive one year terms, however, either party may terminate the Agreement at the end of the Term or subsequent renewal terms upon ninety (90) days written notice.

In consideration for his service, Mr. Ashman is entitled to receive an annual base salary of $276,000 and is eligible to receive additional bonus compensation under the Company’s 2007 Performance Incentive Plan (the “Plan”), payable at year end or shortly thereafter, which may be cash and/or equity compensation for his employment during each calendar year of the Term (the “Annual Bonus”). In addition to the Annual Salary and Annual Bonus, Mr. Ashman may be granted additional long-term equity incentive compensation under the Plan.

If Mr. Ashman’s employment is terminated other than for “Cause” (as defined in the Agreement) or if he resigns for “Good Reason” (as defined in the Agreement) then he shall be entitled to receive (i) previously earned salary as prorated through the date of termination, resignation or expiration, as the case may be, (ii) health and insurance benefits for up to one year, and (iii) the Annual Salary to which Mr. Ashman would have been entitled if he had continued working for the Company for an additional two (2) year period. Pursuant to the Agreement, and as a condition to certain of the forgoing severance entitlements, Mr. Ashman is subject to certain non-competition, non-solicitation and confidentiality restrictions.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET.COM, INC. (Registrant)

June 30, 2008	By:	/s/
Name: Thomas J. Clarke, Jr. Title: Chief Executive Officer